Exhibit 5.1

CONYERS DILL & PEARMAN

Cricket Square, Hutchins Drive PO Box 2681, Grand Cayman KY1-1111 Cayman Islands
T +1 345 945 3901
conyers.com

8 May 2020

Matter No.: 711867

Doc Ref: 15666686

+1 345 814 7382

Matthew.Stocker@conyersdill.com

Global Internet of People, Inc.

c/o the offices of Conyers Trust Company (Cayman) Limited Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Global Internet of People, Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission in the United States (the “SEC”) relating to an initial public offering (the “IPO”) of (A) four million, two hundred thousand (4,200,000) of the Company’s ordinary shares (the “IPO Shares”), par value US$0.0001 per share, by the Company, as described in the Prospectus (as defined below); (B) up to six hundred and thirty thousand (630,000) additional ordinary shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company (“Over-Allotment Shares”), and (C) up to four hundred and eighty three thousand (483,000) of the Company’s ordinary shares underlying warrants issuable to the underwriters upon exercise of such warrants (the “Warrants”) pursuant to the underwriting agreement to be entered into between the Company and the underwriter (the “Warrant Shares”, and together with the IPO Shares, and the Over-Allotment Shares, the “Registered Securities”).

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement; and (ii) a Certificate of Good Standing (the “Certificate of Good Standing”) issued by the Registrar of Companies in relation to the Company on 5 May 2020 (the “Certificate Date”).

We have also reviewed the memorandum and articles of association of the Company and the resolutions in writing of the directors of the Company dated 30 April 2020 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that the resolutions contained in the Resolutions were passed by written resolutions of the sole director of the Company, remain in full force and effect and have not been and will not be rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission; and (g) that the Prospectus contained in the Registration Statement, when declared effective by the Commission will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (“Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	The issue of the Registered Securities has been duly authorised and, when issued and paid for in accordance with the Resolutions and the Registration Statement, the Registered Securities will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Registered Securities).

3.	Subject to the satisfaction of any conditions or requirements set forth in the underwriting agreement or the Resolutions, when issued, the Warrants will constitute valid and binding obligations of the Company.

4.	The Company has all requisite capacity and power under the memorandum and articles of association to issue the Shares as contemplated by the Registration Statement.

5.	The authorised share capital of the Company is currently US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

6.	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation – Cayman Islands Taxation”, “Legal Matters”, and elsewhere in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman